Exhibit (d)(3)

MUTUAL NON-DISCLOSURE AGREEMENT

This MUTUAL NON-DISCLOSURE AGREEMENT is made and entered into as of this 8th day of August, 2018 (the “Effective Date”), between TESARO, Inc. (together with its direct and indirect subsidiaries and affiliates, “TESARO”), located at 1000 Winter Street, Waltham, MA 02451, and GlaxoSmithKline LLC , with an address of 1250 South Collegeville Road, Collegeville, PA 19426 (together with its direct and indirect subsidiaries and affiliates, “Company”). (TESARO and Company may be referred to, collectively, in this Agreement as the “Parties”, and, individually, as a “Party”).

1.

Purpose. TESARO and Company wish to engage in discussions regarding a potential commercial and/or development relationship between the Parties regarding TESARO’s ZEJULA® (niraparib) product and/or its immuno-oncology pipeline assets and/or the Company’s pipeline assets including the potential for Company to make an equity investment in securities of TESARO in connection with such a transaction (the “Stated Purpose”), and, in connection with such discussions or as part of the resulting business relationship, if any, each Party may disclose or make available to the other Party certain information which the disclosing Party desires the other Party treat as confidential.

2.

Definition. “Confidential Information” means all information and materials of a confidential, secret or proprietary nature disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and materials regarding technology, products, product candidates, financial or other business information or projections, research and development activities, results, compound designs or structures, manufacturing or other processes or methods, know-how, inventions or other intellectual property, the existence or content of licenses, the existence, status or content of discussions between the Parties and the existence of this Agreement, agreements with third parties, or information regarding facilities, in each case whether or not identified or marked as “confidential” and including all documents, presentations, information, reports, materials, evaluations and copies to the extent incorporating or generated from any of the foregoing. Disclosing Party’s Confidential Information may also include information obtained by Disclosing Party from its collaborators, customers, suppliers, vendors and other third parties who have entrusted their confidential information to Disclosing Party.

Confidential Information shall not, however, include any information which the Receiving Party can establish by written record: (i) was publicly known and available in the public domain prior to the time of disclosure by Disclosing Party to Receiving Party; (ii) becomes publicly known and available after disclosure by Disclosing Party to Receiving Party through no action or inaction of Receiving Party or any of Receiving Party’s agents or employees; (iii) was already in possession of Receiving Party, as evidenced by Receiving Party’s contemporaneous records, immediately prior to the time of disclosure to Receiving Party by Disclosing Party; (iv) is obtained by Receiving Party from a third party who has a right to disclose such information free of any obligation of confidentiality and who did not derive the information from Disclosing Party; and (v) is independently developed by or on behalf of the Receiving Party without use of, or reference to, information provided by Disclosing Party as evidenced by Receiving Party’s contemporaneous records and other than under an agreement with the Disclosing Party.

3.

Non-Use and Non-Disclosure of Confidential Information. Except as otherwise provided in Section 10 below, Receiving Party agrees not to (i) use any Confidential Information of Disclosing Party for any purpose other than the Stated Purpose or as otherwise approved in writing by Disclosing Party, or (ii) to disclose any Confidential Information of Disclosing Party to any third party or to Receiving Party’s employees, except to those officers, employees, agents or consultants of Receiving Party who have a specific need to know such information in order to advise Receiving Party for the Stated Purpose and who are bound by written obligations of confidentiality and restrictions on use that cover such Confidential Information and are at least as stringent as those set forth in this Agreement.

4.

Disclosure Required by Law. Notwithstanding anything in this Agreement to the contrary, Receiving Party may disclose Confidential Information of Disclosing Party to the extent required by applicable law, including pursuant to a subpoena or other court or administrative order, provided that Receiving Party gives Disclosing Party prompt written notice of such requirement prior to such disclosure and cooperates with Disclosing Party’s efforts to limit the scope of the information to be provided or to obtain an order protecting the information from public disclosure.

5.

Maintenance of Confidentiality. Receiving Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the Disclosing Party but such measures shall be no less than a reasonable degree of care.

6.

No Obligation. Disclosing Party may at any time cease to make further disclosure of its Confidential Information, and Receiving Party may refuse to accept further disclosure of Disclosing Party’s Confidential Information. Nothing in this Agreement shall obligate either Party to proceed with any transaction between them, and each Party reserves the right, in such Party’s sole discretion, to terminate the discussions contemplated by this Agreement concerning the Stated Purpose.

7.

No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, TO THE OTHER PARTY REGARDING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS AGREEMENT EXCEPT THAT IT HAS THE RIGHT TO DISCLOSE SUCH CONFIDENTIAL INFORMATION.

8.

Return of Materials. All documents and other tangible objects containing or representing Confidential Information which have been disclosed or provided to Receiving Party by or on behalf of Disclosing Party, and all copies of such Confidential Information, which are in the possession of Receiving Party, shall be and remain the property of Disclosing Party and shall be promptly returned to Disclosing Party or destroyed, as requested and directed in writing by Disclosing Party, and any memoranda, notes, reports and the like generated by Receiving Party with respect to or containing such Confidential Information shall be destroyed upon Disclosing Party’s written request with confirmation of such destruction provided to Disclosing Party; provided that (i) Receiving Party may retain one copy of such Confidential Information solely for purposes of ensuring compliance with this Agreement and (ii) Receiving Party shall not be obligated to return or destroy automatically created electronic copies stored on system back-up tapes.

9.

No Licenses. Nothing in this Agreement is intended to grant any rights or license to Receiving Party under any patent, copyright, trade secret or other intellectual property rights of Disclosing Party, nor shall this Agreement or the disclosure of Confidential Information be deemed to grant to Receiving Party any rights or licenses in or to the Confidential Information of Disclosing Party except as expressly set forth in this Agreement.

10.

Standstill. (a) Company represents that, except for any such securities or rights held by entities described in Section 10(g), it does not, directly or indirectly, beneficially or of record, own any securities of TESARO or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities or assets, or any synthetic or derivative instrument related thereto.

(b) For a period of twelve (12) months following the date hereof (the “Standstill Period”), Company agrees that it shall not, and shall cause its affiliates to not, directly or indirectly, unless approved in writing or otherwise expressly permitted by the Board of Directors or Chief Executive Officer of TESARO:

(i)

acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of TESARO or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities or assets, or any synthetic or derivative instrument related thereto;

(ii)

make, or in any way participate or engage in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”)), or seek to advise or influence any person with respect to the voting of, any voting securities of TESARO;

(iii)	form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of TESARO;

(iv)	propose, publicly or to any TESARO stockholder, any business combination, restructuring, recapitalization or similar transaction involving TESARO or any of its subsidiaries;

(v)	seek, alone or in concert with others, to control or change the Board of Directors of TESARO;

(vi)	nominate any person as a director of TESARO; or propose any matter to be voted upon by the stockholders of TESARO;

(vii)	otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of TESARO;

(viii)	disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

(ix)	advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing.

(c) During the Standstill Period, Company agrees that it shall not, and shall cause its directors, officers, employees, affiliates, and representatives (including, without limitation, financial advisors, consultants, attorneys and accountants) (collectively, the “Company Representatives”) to not, directly or indirectly, without the prior written consent of TESARO, (i) make any request directly or indirectly, to amend or waive any provision of this Section 10 (including this sentence) other than by means of a confidential communication to TESARO’s Chief Executive Officer or General Counsel, or (ii) take any action that would reasonably be expected to require TESARO to make a public announcement regarding the possibility of a business combination, merger or other similar type of transaction.

(d) Notwithstanding the foregoing, the provisions of Section 10(b) and Section 10(c) will not prohibit or restrict Company from (i) making any non-public bid or non-public offer to, or engaging in non-public negotiations with TESARO to, enter into, and entering into, a transaction in furtherance of or with respect to the Stated Purpose, or (ii) confidentially communicating to TESARO’s Chief Executive Officer or General Counsel, a non-public indication of Company’s interest or proposal to pursue a business combination transaction involving TESARO in such a manner that would not reasonably be expected to require TESARO to make a public disclosure of such interest or proposal at the time of such communication.

(e) In addition, the Standstill Period shall be deemed to have terminated, and the restrictions in Section 10(b) and Section 10(c) shall terminate, upon the occurrence of the following: (i) TESARO publicly announces the execution of a definitive agreement contemplating a transaction pursuant to which TESARO’s stockholders immediately prior to the transaction will own less than 50% of the voting securities of the surviving parent entity immediately following the transaction, (ii) the commencement by any third party of a tender offer seeking to acquire beneficial ownership of more than 50% of TESARO’s outstanding voting securities; or (3) TESARO publicly announces the commencement of a formal process to solicit proposals for a potential business combination transaction.

(f) Notwithstanding the provisions of Section 3 above, Company may use Confidential Information of TESARO for purposes of analyzing, evaluating, formulating or undertaking a potential transaction permitted under Section 10(d), and, to the extent Company’s standstill obligations in Section 10(b) and Section 10(c) are terminated by virtue of Section 10(e) or expire, Company may use Confidential Information of TESARO for purposes of analyzing, evaluating, formulating or undertaking a potential business combination transaction with TESARO, and in each case may (i) share Confidential Information with its officers, employees, agents, or consultants, and those of its affiliates, who have a specific need to know such information in order to advise Company and/or its affiliates for such purposes subject to the same confidentiality requirements as provided in Section 3 for such use in connection with the Stated Purpose and (ii) publicly disclose the existence, status or content of discussions between the Parties, the existence of this Agreement, and other Confidential Information to the extent Company concludes in good faith that such disclosure is reasonably required by applicable law, rules or regulations in connection with undertaking such transaction.

(g) Notwithstanding anything to the contrary contained herein, Section 10(a) and Section 10(b) shall not apply to (i) any investment in any securities of TESARO by or on behalf of any pension or employee benefit plan or trust, including without limitation (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Company and its affiliates exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Company or any of its affiliates to file a Schedule 13D pursuant to the 1934 Act, or (ii) securities of TESARO held by a person or entity acquired by Company after the date of the Agreement; provided that such investment or acquisition was not designed to circumvent the restrictions in this Section 10.

11.

Independent Activities. The Disclosing Party understands and acknowledges that prior to the Effective Date of this Agreement, the Receiving Party may have in the past, or is currently, either internally or with a third party, engaged in research, development and commercialization activities relating to the subject matter of the Disclosing Party’s Confidential Information. Accordingly, the Disclosing Party acknowledges and agrees that nothing in this Agreement will be construed by implication or otherwise as preventing the Receiving Party, during the term of this Agreement or thereafter, from (i) either internally or with a third party, engaging in research, development and commercialization activities relating to the subject matter of the Disclosing Party’s Confidential Information, and (ii) evaluating such programs, compounds and capabilities of third parties relating to the subject matter of the Disclosing Party’s Confidential Information, provided, that in each case of (i) and (ii), the Receiving Party does not reference and does not use the Disclosing Party’s Confidential Information disclosed under this Agreement in connection therewith.

12.

Term. This Agreement shall continue until the second anniversary of the Effective Date. Either party may terminate this Agreement by providing written notice to the other party. The obligations of Receiving Party under this Agreement with regard to non-disclosure and restrictions on use of Confidential Information disclosed prior to such termination shall not be altered by any such termination and shall continue in effect for a period ending five (5) years after such expiration or termination.

13.

Miscellaneous. This Agreement shall bind and inure to the benefit of the Parties hereto and their successors and permitted assignees. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that TESARO may assign this Agreement in connection with the sale of all, or substantially all, of the assets to which this Agreement relates. This Agreement shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware and irrevocably submits to the exclusive jurisdiction of such courts. This document contains the entire agreement between the Parties with respect to the subject matter hereof. Any failure to enforce any provision of this Agreement shall not constitute a waiver of such provision or of any other provision. Disclosing Party shall have, in addition to any remedies available at law, the right to seek equitable relief to enforce this Agreement without the need for a bond or to prove harm. This Agreement may not be amended, nor any obligation waived, except by a written document signed by both Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written above.

TESARO, INC.		GLAXOSMITHKLINE LLC

By:	/s/ Joseph L. Farmer		/s/ Justin T. Huang
Name:	Joseph L. Farmer	Name:	Justin T. Huang
Title:	SVP, General Counsel	Title:	Assistant Secretary